Exhibit 99.1

Quanta Announces Full Year 2019 Results

BURBANK, CA / April 14th, 2020 / Quanta, Inc. (OTCPK:QNTA), an applied sciences company based on a quantum biology platform that significantly boosts the potency and efficiency of any plant-based matter, today announced that it has filed its 2019 Form 10-k with the Securities and Exchange Commission.

2019 Highlights:

●	Revenues increased 463% to $1.3 million, with direct to consumer revenue representing 35% of sales in 2019, compared to 30% in period ended 2018
●	Raised approximately $2.5 million in growth capital
●	Introduced two new branded products, Quanta Anti-Aging Cream and Quanta Drops
●	Expanded executive team and advisory board with veteran pharma and cosmetics industry leaders
●	Published third-party scientific data supporting significant health and performance benefits of polarized CBD, our lead product platform
●	Named first multi-location grocery store distribution agreement to carry Quanta Muscle Rub

Subsequent to Year End:

●	Announced commercial agreement to co-brand Quanta products with RST-Sanexa’s pain management offerings throughout its medical services provider network

Eric Rice, Chief Executive Officer of Quanta commented, “2019 was a year of solid progress and the achievement of several key milestones for our company. We experienced a significant increase in sales of plant-based consumer products and demonstrated proof-of-concept for our innovative polarization technology, with users enjoying a five-fold increase in therapeutic benefit from our launch products, with CBD. We have very ambitious plans underway in 2020 to expand our platform to anti-viral therapies, energy drinks and compounds, and other health-related products.”

“Making great branded products is what we are doing today, and we believe that this is just the first stage of growth in the commercialization of our proprietary polarizing technology. During the quarter we advanced our position as a company with exceptional, reliable and safe products for the consumer market, and we are in various stages of discussions with manufacturers and distributors alike, to forge partnerships where we can help them bring their customers products that outperform other brands. We look forward to another year of rapid growth and achieving significant new milestones in 2020,” concluded Mr. Rice.

About Quanta:

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, agriculture, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology. You can find more about Qunata at: https://buyquanta.com/.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Quanta, Inc.

Blake Gillette, Executive Vice President

IR@qnta.com

(818) 940–1617

or

Darrow Associates, Inc.

Peter Seltzberg, Managing Director, IR

pseltzberg@darrowir.com

(516) 419-9915